UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2015

PINGTAN MARINE ENTERPRISE LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-35192	n/a
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

18/F, Zhongshan Building A No. 154 Hudong Road Fuzhou, PRC	350001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 86-10-6569-3988

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 26, 2015, Pingtan Marine Enterprise Ltd. (the “Company”) entered into a Master Agreement with each of Fuzhou Honglong Ocean Fishery Co., Ltd. (“Fuzhou Honglong”) and Fuzhou Yishun Deep-Sea Fishing CO., Ltd. (“Fuzhou Yishun”), which are owned by the Company's Chairman and CEO, Mr. Xinrong Zhuo, for the acquisition of certain fishing vessels (together, the “Master Agreements”).

The Master Agreement with Fuzhou Honglong provides for the purchase by the Company of four (4) fishing vessels, for $37.7 Million (RMB 230,600,000) in cash consideration. The Master Agreement with Fuzhou Yishun provides for the purchase by the Company of two (2) fishing vessels, for $18.6 Million (RMB 113,800,000) in cash consideration. Delivery of each vessel will be pursuant to a memorandum of agreement in the form provided as an exhibit to the Master Agreements. The closing of the sale of each vessel is conditioned on the delivery of certain documents, including the required government approvals (the “Closing”). During the time period between the signing of the Master Agreements and the Closing, the Company is entitled to 100% of the net profits received by each of the vessels. The Master Agreements contain customary representations and warranties and covenants of each party. Breaches of the representations and warranties will be subject to customary indemnification and termination provisions.

The Master Agreement with Fuzhou Honglong and Fuzhou Yishun are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated by reference herein. The descriptions contained herein of the terms of the Master Agreements do not purport to be complete and is qualified in its entirety by reference to the Master Agreements.

On June 30, 2015, the Company issued a press release announcing the purchase of the vessels. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Master Agreement by and between Pingtan Marine Enterprise Ltd. and Fuzhou Honglong Ocean Fishery Co., Ltd., dated June 26, 2015.
10.2	Master Agreement by and between Pingtan Marine Enterprise Ltd. and Fuzhou Yishun Deep-Sea Fishing CO., Ltd., dated June 26, 2015.
99.1	Press Release of Pingtan Marine Enterprise Ltd., dated June 30, 2015

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: July 2, 2015

Pingtan Marine Enterprise Ltd.

By:	/s/ Xinrong Zhuo
Name: Xinrong Zhuo
Title: Chief Executive Officer